                                                                                          Exhibit 12.01

                                   CIPSCO INCORPORATED AND SUBSIDIARIES

                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                FOR THE FIVE YEARS ENDED DECEMBER 31, 1994
                                              (in thousands)

= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =
                                               1994       1993        1992         1991        1990
                                               ____       ____        ____         ____        ____

Net income. . . . . . . . . . . . . . . . .  $ 83,954   $ 85,498   $ 72,499(c)  $ 72,065(c) $ 65,756(c)
Add--Federal and state income taxes:
  Current (a) . . . . . . . . . . . . . . .    33,582     41,320      5,380       34,717      43,107
  Deferred (net). . . . . . . . . . . . . .    18,867     13,907     38,707       12,078      (3,911)
  Deferred investment tax credits, net. . .    (3,367)    (3,366)    (3,336)      (3,464)     (3,306)
                                              _______    _______    _______      _______     _______
                                               49,082     51,861     40,751       43,331      35,890
                                              _______    _______    _______      _______     _______
Net income before income taxes. . . . . . .   133,036    137,359    113,250      115,396     101,646
                                              _______    _______    _______      _______     _______

Add--Fixed charges
  Interest on long-term debt (b). . . . . .    31,164     32,823     35,534       36,652      36,589
  Interest on provision for revenue
    refunds . . . . . . . . . . . . . . . .         -          -       (803)       4,261       3,396
  Other interest. . . . . . . . . . . . . .       378        603        398        1,231       1,070
  Amortization of net debt premium,
    discount, expense and loss (b). . . . .     1,678      1,598        863          338         326
  Preferred stock dividend of subsidiary. .     3,510      3,718      4,549        5,396       5,617
                                              _______    _______    _______      _______     _______

                                               36,730     38,742     40,541       47,878      46,998
                                              _______    _______    _______      _______     _______

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Earnings as defined . . . . . . . . . . . .    $169,766   $176,101   $153,791    $163,274    $148,644
                                                =======    =======    =======     =======     =======

Fixed charges . . . . . . . . . . . . . . .      36,730     38,742     40,541      47,878      46,998
Adjustment to pre-tax basis . . . . . . . .       2,052      2,255      2,557       3,244       3,065
                                                _______    _______    _______     _______     _______

                                                 38,782     40,997     43,098      51,122      50,063

Ratio of earnings to fixed charges
  adjusted to pre-tax basis . . . . . . . .        4.38       4.30       3.57        3.19        2.97
                                                =======    =======    =======     =======     =======

_________________________

(a) Federal portion and state portion are shown separately in Notes to Consolidated Financial Statements.
(b) Combined as interest charges on long-term debt on Consolidated Statements of Income.
(c) Includes revenues collected subject to refund as discussed in Note 12 of Notes to Consolidated Financial Statements.

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